EXHIBIT 10.1

Personal Employment Agreement

This Personal Employment Agreement (the "Agreement") is entered into as of the 1st day of June 2007 (the "Effective Date"), by and among Zion Oil & Gas, Inc., a Delaware corporation with offices at 6510 Abrams Road, Suite 300, Dallas, Texas, U.S.A. (in its own name and as successor in interest of Zion Oil & Gas, Inc., a Florida Corporation, the "Company") and Philip Mandelker of 44 Tagore St., Tel-Aviv, 69341, Israel (the "Employee").

WHEREAS, the Company was established in April 2000 for the purpose of engaging in oil and gas exploration and production in Israel; and

WHEREAS, since the establishment of the Company, the Employee, an attorney in private legal practice, has been serving as outside General Counsel of the Company and, since 2002 as the corporate Secretary of the Company at the pleasure of the Board of Directors of the Company (the "Board") and on terms set from time to time by resolution of the Board; and

WHEREAS, the terms of retention of the Employee's services for the period commencing January 1, 2004 were fixed in a written retention agreement effective as of January 1, 2004 (the "Retention Agreement"); and

WHEREAS, the Company and Employee desire to restructure their relationship so that the Employee join the Company as a full time employee in the capacity of Executive Vice President of the Company in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Appointment; Extent and Nature of Duties; Termination of Retainer Agreement

1.1 Appointment and Duties. The Employee shall be employed as Executive Vice President of the Company. The Employee shall perform the duties, undertake the responsibilities and exercise the authority as directed or requested by the CEO or the President, as the CEO shall instruct from time to time, for the administrative, financial and legal activities of the Company's Israeli Branch and on the corporate level, as further instructed.  Responsibilities shall include the executive oversight of legal counsel, and of any independent consultants and other service (non-accounting) providers in Israel, and the administrative oversight of the outside accounting / bookkeeping firm (or branch) in Israel.  The Employee shall report to the CEO or President , as the CEO shall instruct from time to time. The Employee shall coordinate activities with the Executive VP for U.S. Operations and / or the CFO as necessary. The Employee acknowledges that other Company employees may also provide oversight responsibilities for such activities.

1.2 Extent of Services. The Employee shall be employed on a full-time basis and shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company. The Employee acknowledges hereby that the terms of his employment, the circumstances thereof, and the nature of his work require an unusual amount of personal trust as set out in the Israeli Hours of Employment and Rest Law, 5711-1951, and therefore, the said law shall not apply to the Employee's employment with the Company.

1.3 Termination of Retainer Agreement. As of the Effective Date, the Retainer Agreement is terminated, without any further action on the part of the parties; provided, however, that the Company acknowledges that it continues to owe to Employee the sum of $242,000 plus VAT under the Retainer Agreement as of May 31, 2007.

2. Term and Termination

2.1 Term. The initial term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on December 31, 2008 (the "Initial Term"). Thereafter, the term of Employee's employment under the Agreement shall automatically be extended for additional periods of one (1) year (each an "Additional Term") at the end of the Initial Term and of each Additional Term unless either party has given notice to the other of its intention not to extend at least one hundred eighty (180) days prior to the expiration of the Initial Term or any Additional Term; provided, however, that following the Employee's having attained the age of seventy (70), the Term of the Agreement, if still in effect, shall not be automatically extended upon the expiration of the then applicable Additional Term, but shall be extended only upon the mutual agreement of the Company and the Employee annually no later than ninety (90) days prior to the end of the applicable Additional Term. (The Initial Term and, if the Initial Term is extended, any and all Additional Terms, the "Term").

2.2 Termination by the Company. Notwithstanding the aforesaid, the Employee's employment may be terminated under the following circumstances:

2.2.1 For Disability. The Company may, upon ninety (90) days prior written notice, terminate Employee's employment after having established the Employee's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of 120 days in any twelve (12) month period.

2.2.2 For Cause. The Company may terminate the Employee's employment for Cause upon written notice to the Employee in which notice the basis for termination shall be set forth. "Cause" means (i) Employee's conviction of, or plea of nolo contendere, to any felony or to a crime involving moral turpitude or fraud; (ii) Employee's commission of an act of dishonesty or fraud or breach of fiduciary duty or act that has a material adverse effect on the name or public image of the Company as determined by the Board, provided the Board affords the Employee the opportunity to personally appear before the Board in order to state his case prior to the Board voting to so terminate the Employee; (iii) Employee's commission of an act of willful misconduct or gross negligence as determined by the Board, provided the Employee shall have the opportunity to state his case before the Board prior to the Board taking such decision to so terminate the Employee; (iv) the failure of Employee to perform his duties under this Agreement; (v) the material breach of any of Employee's material obligations under this Agreement; (vi) the failure of Employee to follow a proper directive of the CEO properly given; or (vii) excessive absenteeism, chronic alcoholism or any other form of addiction that prevents Employee from performing the essential functions of his position with or without a reasonable accommodation; provided, however, that the Company may terminate Employee's employment for Cause, as to (iv) or (v) or (vi) above, only after failure by Employee to correct or cure, or to commence or to continue to pursue the correction or curing of, such conduct or omission within ten (10) days after receipt by Employee of written notice by the Company of each specific claim of any such misconduct or failure; and further provided that no termination pursuant to said clause (iv) or (v) or (vi) shall be effective prior to the Employee be provided the opportunity to state his case before the Board.

2.2.3 Termination Other Than for Cause. The Company may terminate the employment of the Employee other than for Cause at its discretion and at any time on ninety (90) days prior written notice.

2.3 Termination by Employee. Employee may terminate this Agreement and his employment relationship with the Company at his discretion and at any time on ninety (90) days prior written notice.

2.4 Relationship during Notice Period

2.4.1 For purposes hereof, the term "Notice Period" shall mean the period between the giving of any Notice of Termination and the effective date of such notice as provided in sections 2.2 and 2.3 above or between the date of the notice of intent not to extend the Term and the date of the termination of the Term as provided for in section 2.1 above.

2.4.2 During any Notice Period pursuant to section 2.2.3 or 2.3 above, the Employee shall continue to work and fulfill his duties hereunder as an employee of the Company; provided, however, that the Company shall have the right in its discretion to ask the Employee to cease working at the premises of the Company or to cease to work during all or any part of the Notice Period, in which case and without derogating from the Employee's right to Compensation pursuant to sections 2.5.1 - 2.5.3 below to the extent applicable, the Company shall redeem such portion of the Notice Period for which the Company shall have waived its right to the services of the Employee (the "Waived Period") by payment to Employee of an amount equal to Employee's Salary for the Waived Period, plus such amounts to which the Company is obligated pursuant to sections 4 and 5 below.

2.4.3 In the event Employee continues to work during the Notice Period, he shall cooperate with the Company to ensure an orderly transfer of his responsibilities.

2.4.4 In the event the Employee gives notice of termination pursuant to section 2.3 above or of his intention not to extend the Term pursuant to section 2.1 above, and does not continue to work during all or any part of the Notice Period, the Employee shall pay to the Company as liquidated damages an amount equal to his salary for said portions of the Notice Period during which he does not work. The Company shall have the right to deduct such amount from all and any monies due and owing the Employee from the Company.

2.5 Compensation in the Event of Termination

2.5.1 Termination Other Than for Cause or Disability. Without derogating from the rights of the Employee to compensation during the Notice Period as provided in section 2.4 above, the Employee shall be entitled to compensation in the event of termination other than for Cause or due to Disability, in an amount equal to:

  all sums, including Salary pursuant to section 3 below, and Bituach Minahalim and Employee Benefits as provided in section 4 below, to which Employee would otherwise have been entitled if he had remained in the employ of the Company for the portion of the Term during which this Agreement would have remained in effect but for its termination as aforesaid, and an amount equal to six (6) monthly Base Salaries, as defined in section 3 below.

2.5.2 Change of Control. In the event of (a) termination or of (b) failure to extend the Term of this Agreement prior to the Employee's attaining the age of seventy (70), other than for Cause or due to Disability, within one (1) year of the completion of a "Business Combination" as defined in Article Tenth of the Company's Amended and Restated Certificate of Incorporation, then in addition to any rights of the Employee during the Notice Period as provided in section 2.4 above, and pursuant to section 2.5.1 above and to section 2.5.3 below, the Employee shall be entitled to compensation in an amount equal to eighteen (18) monthly Base Salaries.

For purposes of this Agreement, wherever there is reference to "10%" in Article 10C of the Company's Amended and Restated Certificate of Incorporation, it shall read as "33%".

2.5.3 Release of Social Benefit Funds. In the event of the termination or the failure to extend the term of this Agreement for any reason whether at the Company's or the Employee's instance, the Company shall release to the benefit of the Employee all funds that have accrued to the Employee's benefit in the severance pay and pension funds established pursuant to section 4.1 below; provided that in the event of termination of this Agreement by the Company for Cause or by the Employee in circumstances under which the Company has the right to deny the Employee severance pay ("Pitzuei Piturim") pursuant to the provisions of the Israeli Severance Pay Law, 5723-1953 ("Severance Pay"), in whole or in part, the Employee shall be entitled to the release only of such sums as accrued in the funds attributable to the Employee's Contributions pursuant to section 4.1(d) below.

2.5.4 Full and Final Release. In order to be eligible for any payments hereunder, the Employee must (i) execute and deliver to the Company a general release, in a form satisfactory to the Company, against the execution and delivery by the Company to the Employee of a general release, in a form satisfactory to the Employee, and (ii) be and remain in full compliance with his obligations under this Agreement.

2.5.5 Return of Property. Upon the termination of the Employee's employment for any reason whatsoever, the Employee shall at once deliver or cause to be delivered to the Company all books, documents, effects, money, computer equipment, computer storage media, securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Employee.

2.5.6 Board. Notwithstanding the foregoing, the termination of Employee's employment hereunder for any reason shall automatically be deemed as Employee's resignation from the Board of Directors of the Company and any affiliates without any further action, except when the Board shall, in writing, request a continuation of duty as a Director in its sole discretion.

3. Salary

As compensation for the Employee's services hereunder, the Company shall pay the Employee a monthly gross salary (the "Salary") in an amount in New Israeli Shekelim (NIS) as follows:

for the period commencing the Effective Date, US $16,667 (US $200,000 annually) (as such may be increased from time to time by decision of the Board, the "Base Salary"),

calculated at the representative rate of the US Dollar as against the NIS, last published by the Bank of Israel and known at the time of payment (the "Representative Rate"), payable to Employee in NIS on the first business day of each month during the term of the Employee's engagement hereunder in arrears for the month just ended.

4. Social Insurance and Employee Benefits

4.1 Bituach Minahalim.

(a) Bituach Menahalim. From the Effective Date the Company and the Employee will obtain and maintain Manager's Insurance (Bituach Menahalim) under Israeli law for the benefit of the Employee in the customary form in Israel. Each of the Company and the Employee shall contribute toward the premiums payable in respect of such insurance those amounts which would be recognized under applicable law, but in no event shall such contributed amounts be more than thirteen and one-third percent (13-1/3%) of each monthly Salary payment from the Company and five percent (5%) of such amount from the Employee. The Employee will be able to elect the insurance company or other such fund through which this insurance will be purchased. On termination of the employment, Employee will be eligible to receive all amounts accrued to him in the fund subject to clause 2.5.3 above. A clause to the effect of this will be included in the policy.

(b)Professional Disability Insurance. From the Effective Date the Company will pay up to 2.5% of each monthly Base Salary for disability insurance in Israel for the Employee.

4.2 Vacation. The Employee shall be entitled to an annual vacation of twenty three (23) working days at full pay. Vacation days may be accumulated for two years, after which they must be used or redeemed; provided that accumulation of vacation days in excess of forty six (46) days may be approved by the Chief Executive Officer of the Company in his discretion.

4.3 Recuperation Allowance. Employee shall be entitled to Recuperation Allowance ("Dmei Havra'ah") of ten (10) days per year at the rate provided from time to time by applicable law. The Recuperation Allowance shall be paid semi-annually at the rate of five (5) days per each semi-annual period together with payment of the Employee's June and December Salaries.

4.4 Sick Pay

  The Employee shall be entitled to up to thirty (30) days per year of fully paid sick leave, against a doctor's confirmation; provided, however, that the Employee shall not be entitled to sick leave payment to the extent already covered by any insurance component of any plan purchased by or for the benefit of the Employee pursuant to section 4.1 above.

  The Employee shall not for any reason or in any circumstances be entitled to redeem any accumulated but unused sick leave upon termination of his employment under this Agreement.

  It is agreed that payment on account of sick leave as provided herein shall be deemed in full compliance with the Company's obligations to Employee under the Israeli Sick Pay Law, 5736-1976.

4.5 The Employee acknowledges that he is employed by the Company only as of the Effective Date and prior to such date was an independent contractor at Employee's request. The Company has agreed to enter into Agreement on condition of such acknowledgement. For the avoidance of doubt, the Employee waives any and all rights to any severance pay from Company prior to the Effective Date.

5. Additional Benefits

5.1 Vehicle Expenses and Parking.

  Provided that the Employee has a valid driver's license and valid vehicle license, the Company shall pay the Employee monthly a vehicle maintenance allowance in an amount in NIS equal to US $150 (US Dollars One Hundred and Fifty) (calculated at the Representative Rate). This amount shall be paid as the Company's participation in the Employee's expenses in maintaining his vehicle so that it is available for use by the Employee in connection with Company business, including travel between his residence and his place of work.

  The Company shall arrange for parking for the Employee at his place of work and shall reimburse him for his parking expenses based on receipts he shall produce to the Company.

5.2 Cellular Phone. The Company shall provide Employee with a Company cellular phone for Company business. Until such time as the Company purchases or leases cellular phones on its own account, the Company shall reimburse the Employee his expenses in maintaining and using one cellular phone (one number).

5.3 Professional Fees. The Company shall reimburse Employee professional fees, as follows:

  Israel Chamber of Advocates (National and District Committees).

  State of New York Attorney Registration Fee.

  American Bar Association.

  Professional Liability Insurance as provided by the Israel Chamber of Advocates in connection with its annual license/membership fee.

5.4 Expenses. The Employee shall be entitled to be reimbursed for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with the expense reimbursement policy adopted by the Board or with the prior approval of the Chief Executive Officer of the Company.

6. Long-Term Management Incentive Plan

The Company has resolved to establish a long-term management incentive plan, which may be structured as an employee's royalty pool, to be funded by the equivalent of a 1.5% overriding royalty or net profits interest (after pay-out calculated on a well by well basis) (the "Plan"). Subject to its establishment during the term of this Agreement which shall be in the sole discretion of the Company, the Employee shall be granted a 10% (ten percent) interest in Plan income attributable to wells drilled by the Company prior to the end of the Term or earlier termination of this Agreement, subject to the terms and conditions of the Plan. For greater certainty the Company's existing stock plan or any subsequent stock option plan is not considered as a long-term management incentive plan for the purposes of this section 6.

7. Propriety Information

7.1 The Employee acknowledges and agrees that, in the course of his employment by the Company, he will have access to confidential and propriety information of the Company regarding, without limitation, the business, financial, research, exploratory, engineering, production, marketing and sales activities of the Company. Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as "Proprietary Information".

7.2 Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form, but excluding information that: (i) was known to the Employee prior to his association with the Company and can be so proven; (ii) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of confidentiality obligations of the Company; (iii) shall have been received by the Employee from a third party having no obligation to the Company; (iv) reflects general skills and experience gained during the Employee's engagement by the Company; or (v) reflects information and data generally known within the industries or trades in which the Company transacts business.

7.3 The Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his engagement by the Company and for a period of five (5) years after its termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee's duties hereunder and in the best interests of the Company.

7.4 Upon termination of his employment with the Company, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company, and he will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.5 The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company's agreement with such third party. Upon termination of his employment with the Company, Employee shall act with respect to such information as set forth in section 7.4 mutatis mutandis.

7.6 The Employee's undertakings in this section 7 shall remain in full force and effect in accordance with their terms after termination of this Agreement or any renewal thereof.

8. Non-Competition

8.1 The Employee agrees and undertakes that he will not, so long as he is employed by the Company and for a period of six (6) months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the Company in the field of petroleum exploration, production and marketing in Israel or any other region or territory in which the Company is conducting or considering the conduct of petroleum exploration, production or marketing activities; provided, however, that the Employee may own securities of any corporation or other entity which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such entity so long as he has no active role therein as director, employee, consultant or otherwise, unless otherwise specifically approved by the Board.

8.2 The Employee agrees and undertakes that, during the period of his employment and for a period of twelve (12) months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person employed by the Company or retained by the Company as a consultant on the date of such termination or during the preceding six (6) months.

8.3 If any one or more of the terms contained in this section 8 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

9. Indemnification and Insurance

9.1 The Company shall indemnify the Employee against, and hold him harmless, from any and all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorney's fees and court costs) actually and reasonably incurred by him in connection with any action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding whether or not by or in the right of the Company to which Employee is or may be made a party or is or shall be threatened to be made a party by reason of the fact that the Employee is an officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of the Employee.

9.2 The right to indemnification under this section 9 shall include the Employee's right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the applicable law requires, the payment of such expenses incurred by the Employee in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Employee, to repay all amounts so advanced if it shall ultimately be determined that the Employee is not entitled to be indemnified under this section 9 or otherwise.

9.3 The Company shall purchase and maintain insurance coverage in an amount to be determined from time to time by the Board taking into account the nature and extent of the Company's activities and the cost of coverage, but in no event less than that maintained by the Company for any other director or executive officer of the Company, on behalf of the Employee, both in his capacity as an officer, director and employer of the Company and, if he so serves at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any legally insurable liability asserted against the Employee and incurred by the Employee in any such capacity or arising out of Employee's status as such.

9.4 Notwithstanding the provisions of section 9, the Employee shall not be entitled to or receive indemnification pursuant to this Agreement if it is determined by a court of competent jurisdiction (not subject to appeal) that the damages in question were such as to be non-indemnifiable under the provisions of the Delaware General Corporation Law.

9.5 With respect to any third-party claims for which indemnification is being claimed by Employee, Employee shall give Company prompt notice of any third-party claim and cooperate with the Company at its expense. The Company will assume the defense (at its own expense) of any such claim through counsel of its own choosing. The Employee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Company.

10. Taxes

Any and all taxes, fees and other liabilities (as may apply from time to time) in connection with the Salary (section 3 above) or with the Social Insurance and Employee Benefits (section 4 above) or with the Additional Benefits (section 5 above) or with any other payment to which the Employee is entitled under this Agreement or under the Long Term Management Incentive Plan (section 6 above) will be borne by the Employee and, except as otherwise expressly set out in this Agreement or the terms of the Management Incentive Plan, if and when established, the Employee shall be solely liable for all such taxes, fees and other liabilities.

11. Mutual Representations

11.1 The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

11.2 The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person or entity.

11.3 Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

12. Notice; Addresses

12.1 The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice given in accordance with the provisions of section 12.2 below.

12.2 All notices in connection with this Agreement shall be sent by registered airmail or delivered by hand or international courier service to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: (a) if sent by registered airmail or international courier service, as aforesaid, five (5) business days from the date of mailing; and (b) if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt, with copy sent by first class airmail.

13. Miscellaneous

13.1 The preamble to this Agreement constitutes an integral part hereof.

13.2 Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

13.3 The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement or arrangement and, therefore, no collective bargaining agreement or arrangement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

13.4 No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

13.5 No determination of the invalidity or unenforceability of any provision of this Agreement shall affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

13.6 This Agreement is personal and non-assignable by the Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease, sell or otherwise transfer all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

13.7 This Agreement is the only agreement between the parties concerning the subject matter of this Agreement and supersedes and replaces all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement.

13.8 It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in connection with the Agreement shall be the courts of appropriate jurisdiction in Tel Aviv - Jaffa.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ZION OIL & GAS, INC.

	/s/ Richard Rinberg	/s/ Philip Mandelker
By: Title:	Richard Rinberg Chief Executive Officer	Philip Mandelker